EXHIBIT 2.3

SECOND AMENDMENT TO THE MASTER OWNERSHIP AND LICENSE AGREEMENT REGARDING TRADEMARKS AND RELATED INTELLECTUAL PROPERTY

This Second Amendment to the Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property (the “Amendment”) is effective as of October 1, 2014 (“Amendment Effective Date”) by and between Kraft Foods Group Brands LLC, a Delaware limited liability company (“GroceryCo IPCo”), and Intercontinental Great Brands LLC, a Delaware limited liability company (“SnackCo IPCo”).

Background

GroceryCo IPCo and SnackCo IPCo entered into the Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property as of September 27, 2012 and subsequently a First Amendment to the Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property (collectively referred to herein as “the Agreement”) and now wish to amend the Agreement.

Amendment of Agreement

The parties agree as follows:

1.	Amendments
1.1.     Section 3.1(b)(i) of the Agreement is amended by striking “the European Union”and now reads as set forth in Sections 3.1(b)(i) on the attached Exhibit A.

1.2.	Section 3.1(b)(v) is amended by striking “the United Kingdom, the Republic of Ireland.”
1.3.     Sections 3.1(e)(iii) is hereby deleted in its entirety and replaced with the new Section 3.1(p)(ii) as set forth on the attached Exhibit A.
1.4.    Section 3.1(p)(i), consisting of a Four-Year License of GroceryCo Mark “Kraft” for processed cheese in the Nordics and Benelux, is included in the Agreement as set forth on the attached Exhibit A.
1.5.    Section 3.1(e)(iv) is hereby deleted in its entirety and is now governed by “Bullseye Trademark Licensing Agreeement of May 29, 2014 Between Kraft Foods Group Brands LLC and Mondelēz Europe GmbH.”
1.6.    Section 3.1(j)(iv) of the Agreement is amended by striking “. . . (x) the third anniversary of the Distribution Date if GroceryCo IPCo provides notice to SnackCo IPCo within two (2) years of the Distribution Date that GroceryCo IPCo intends (through an Affiliate or other licensee) to enter the Venezuelan market (y) the fourth anniversary of the Distribution Date if GroceryCo IPCo does not provide notice to SnackCo IPCo pursuant to the foregoing (x) but provides notice to SnackCo IPCo within three (3) years from the Distribution Date that GroceryCo IPCo intends (through an Affiliate or other licensee) to enter the Venezuelan market, or (z),” and now reads as set forth on the attached Exhibit A.
1.7.     Section 3.2(b) is hereby deleted in its entirety and replaced with the Amended and Restated Section as set forth in the attached Exhibit A.
1.8.    Section 3.2(e) is hereby deleted in its entirey and replaced with the new Sections 3.2(e)(i) and 3.2 (e)(ii) as set forth in the attached Exhibit A.

1.9.    Section 3.6(b) is hereby deleted in its entirety and replaced with the new Section 3.6(b) as set forth on the attached Exhibit A.
1.10.    Schedule O, consisting of Royalty Calculation Guidelines, is included in the Agreement as set forth in the attached Exhibit B.

2.	Miscellaneous
2.1.     Full Force and Effect. Except as expressly provided in this Amendment, the Agreement remains unchanged and in full force and effect.
2.2.     Counterparts. This Amendment may be executed in counterparts. Facsimile signatures are binding.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date noted in the first Paragraph.

KRAFT FOODS GROUP BRANDS LLC	INTERCONTINENTAL GREAT BRANDS LLC
/s/ Susan H. Frohling	/s/ Jonas Bruzas
By:Susan H. Frohling	By: Jonas Bruzas, Vice President Intercontinental Brands LLC
Its:Manager and Chief Trademarks Counsel	Its:sole member

Exhibit A
Section 3.1(b)(i)

“cheese, including, without limitation, cream cheese, processed cheese, grated cheese, hard cheese and natural cheese in the Asia Pacific Countries (excluding (x) for all types of cheese: Australia, Indonesia and New Zealand, (y) for processed and cream cheese: Japan and (z) for processed cheese: Malaysia, Singapore and the Philippines), the CEE Countries (other than those countries which are member states of the European Union as at the Distribution Date), the MEA Countries (excluding Mauritius and the Near East Countries), the Central American Countries, the South American Countries (excluding Venezuela) and Mexico (excluding for processed cheese); for the avoidance of doubt, any license to processed cheese under this Section 3.1(b)(i) shall include the use of the GroceryCo Mark “Singles” for processed cheese but shall not include “Deli Deluxe” for processed cheese;”

Section 3.1(p)(i)
Four-Year License of GroceryCo Mark “Kraft” for processed cheese in the Nordics and Benelux. Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo from the Distribution Date until the fourth anniversary of the Distribution Date, an exclusive, fully-paid, nontransferable royalty bearing license to use and display in Sweden, Norway, Finland, Denmark, Iceland, Belgium, Luxembourg, and the Netherlands “Kraft” (for processed cheese products) in the same relative size or smaller on the principle panel as used on the Distribution Date on SnackCo Products in the processed cheese category existing on the Distribution Date on which such GroceryCo Mark appeared on such date in such jurisdictions, including such SnackCo Products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such SnackCo Products in such jurisdictions. SnackCo IPCo shall pay to GroceryCo IPCo on a quarterly basis a royalty of one and three quarters percent (1.75%) of all net revenues of the SnackCo Entities for sales in the aforementioned Nordic and Benelux countries of SnackCo Products bearing the GroceryCo Marks licensed under this Section 3.1(p)(i). SnackCo IPCo shall pay such royalties to GroceryCo IPCo as set forth on Schedule O.

Section 3.1 (p)(ii)

Four-Year License of GroceryCo Mark “Cracker Barrel” for natural cheese and GroceryCo Mark “Kraft” for macaroni and cheese products to SnackCo IPCo in the United Kingdom and the Republic of Ireland Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo from the Distribution Date until the fourth anniversary of the Distribution Date an exclusive, fully-paid, nontransferable royalty bearing license to use and display in the United Kingdom and the Republic of Ireland the GroceryCo Marks “Cracker Barrel” (for natural cheese) and “Kraft” (for macaroni and cheese products) in the same relative size or smaller on the principle panel as used on the Distribution Date on SnackCo Products existing on the Distribution Date on which such GroceryCo Marks appear on such date in such jurisdictions, including such SnackCo Products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such SnackCo Products in such jurisdictions. SnackCo IPCo shall pay to GroceryCo IPCo on a quarterly basis a royalty of one and three quarters percent (1.75%) of all net revenues of the SnackCo Entities for sales in the United Kingdom and the Republic of Ireland of SnackCo Products bearing the GroceryCo Marks licensed under this Section 3.1(p)(ii)). SnackCo IPCo shall pay such royalties to GroceryCo as set forth on Schedule O.

Section 3.1(j)(iv)

The term of the license granted in Section 3.1(j)(i) with respect to the SnackCo Entity Kraft Foods Venezuela, C.A. shall be from the Distribution Date until the earlier of (a) the fifth anniversary of the Distribution Date, or (b) if GroceryCo IPCo provides notice to SnackCo IPCo that GroceryCo IPCo intends (through an affiliate or other licensee) to enter the Venezuelan market, one (1) year from the date of the notice.

Section 3.2(b)
Four-Year and Five-Year Licenses of Certain SnackCo Marks to GroceryCo IPCo. Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo for the license terms set forth below a fully-paid, royalty-bearing and nontransferable license to use and display in the NA Countries and the Caribbean Countries the following SnackCo Marks in the same relative size or smaller on the principle display panel as used on the Distribution Date in connection with the GroceryCo “Tassimo” business existing on the Distribution Date on which such SnackCo Marks appear on such date in the NA Countries and the Caribbean Countries including such ”Tassimo” GroceryCo Products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale thereof in the NA Countries and the Caribbean Countries:
(i.)    from the Distribution Date until the fourth anniversary of the Distribution Date the following European coffee and chocolate brands: “Jacobs,” “Kenco,” “Milka” and “Suchard”; and
(ii.)    from the Distribution Date until the fifth anniversary of the Distribution Date the following European coffee and chocolate brands: “Carte Noire,” “Cadbury” and “Cadbury Caramilk”; provided that the foregoing licenses to “Cadbury” and “Cadbury Caramilk” shall be limited to Canada.
that are used on products currently sold in connection with the “Tassimo” business conducted by the GroceryCo Business. GroceryCo shall pay to SnackCo IPCo or one of its Affiliates (as designated by SnackCo IPCo) a royalty of two and a half percent (2.5%) of all net revenues of the GroceryCo Entities for sales in the NA Countries and the Caribbean Countries of GroceryCo Products bearing the SnackCo Marks licensed under this Section 3.2(b). The licenses granted to GroceryCo IPCo in this Section 3.2(b) shall be exclusive in the product category: single serve hot beverages and on-demand brewing systems.
Section 3.2(e)(i)

Four-Year License of SnackCo Marks Used for Ingredients to GroceryCo IPCo. Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo from the Distribution Date until the fourth anniversary of the Distribution Date a worldwide, non-exclusive and nontransferable royalty-free license to use and display the “Oreo,” “Chips Ahoy!,” “Honey Maid,” “Ritz,” (and “Ritz Bits”), “Teddy Grahams,” “Nilla,” and “Cadbury Caramilk” SnackCo Marks as an ingredient indicator on GroceryCo Products in the same relative size or smaller on the principle display panel as used on the Distribution Date on which such SnackCo Marks appear as an ingredient indicator on such date in such jurisdictions, (or, in the case of Teddy Grahams” in the manner show in Exhibit B of the First Amendment) including such GroceryCo Products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such GroceryCo Products in such jurisdictions.

The licenses granted to GroceryCo IPCo in this Section 3.2(e) shall be exclusive to the following extent: (i) the license to the “Oreo” and “Chips Ahoy!” SnackCo Marks shall be exclusive only in the following retail product categories: meal kits and no-bake desserts; (ii) the license to the “Honey Maid” SnackCo Mark shall be exclusive only in the following retail product category: no-bake desserts; and (iii) the license to the “Cadbury Caramilk” SnackCo Mark shall be exclusive only in the following retail product category: hot beverages (other than Tassimo single serve hot beverages and on demand brewing systems as set forth in Section 3.2(b)(ii)). The retail product categories of meal kits and no bake desserts excludes, for the avoidance of doubt, cake mix, cupcake mix, custard mix, shelf stable frosting, frosting mix, cookie mix, brownie mix, frozen and refrigerated desserts. For the avoidance of doubt, the licenses granted under, and the exclusivity described in, this Section 3.2(e)(i), shall be subject to Section 2.10. For the avoidance of doubt, this Section 3.2(e)(i) does not apply to the use of the OREO SnackCo Mark on GroceryCo Products in the retail ready-to-eat pudding category described in 3.2(e)(ii).

Section 3.2(e)(ii)

Four-Year License of SnackCo “Oreo” Mark” to GroceryCo IPCo.

Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo from the Distribution Date until the fourth anniversary of the Distribution Date a worldwide and nontransferable royalty bearing license at three percent (3%) of all net revenues to use and display the OREO SnackCo Mark on GroceryCo Products in the ready-to-eat pudding category in the same relative size or smaller on front of pack as used on the Distribution Date on which such OREO SnackCo Mark appeared including such ready-to-eat pudding products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such GroceryCo Products in such jurisdictions. The license granted to GroceryCo IPCo in this Section 3.2(e)(ii) shall be exclusive for retail ready-to-eat pudding category. For the avoidance of doubt, the retail product category of ready-to-eat pudding excludes custard, mousse and flan. Further, and for the avoidance of doubt, the licenses granted under, and the exclusivity described in, this Section 3.2(e)(ii), shall be subject to Section 2.10. GroceryCo IPCo shall pay such royalties on a quarterly basis to SnackCo IPCo as set forth on Schedule O.

Section 3.6(b)

License Use of Trademarks in Recipe Titles and Recipe Collections.

GroceryCo IPCo may continue to use SnackCo’s OREO and RITZ Trademarks in the titles of recipes or recipe collections—including recipe video titles-- existing on the Distribution Date. By way of example, GroceryCo IPCo may continue to use a recipe title such as “Oreo Cheesecake.” GroceryCo IPCo shall not create new recipes or recipe collections using the OREO or RITZ trademarks without first obtaining the prior written consent of SnackCo. SnackCo grants GroceryCo this license from the Distribution Date until the fourth anniversary of the Distribution Date.